                                                                              Exhibit 99.1

                                                                  News
                                                            Release

                                                         Vectren Corporation
                                                                                 One Vectren Square
                                                                             Evansville, IN  47708

February 13, 2008
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com or
Investor Relations:  Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren North Gas Rate Case Approved

Evansville, Ind. – An order approved today by the Indiana Utility Regulatory Commission (IURC) completes a collaborative effort between Vectren Corporation’s (NYSE: VVC) utility subsidiary, Vectren Energy Delivery of Indiana - North (Vectren North), the Indiana Office of Utility Consumer Counselor (OUCC) and other stakeholders in Vectren North’s territory regarding proposed changes to the rates for its gas distribution business that covers nearly two-thirds of Indiana.

Vectren North filed a petition with the IURC on May 18, 2007, requesting a $41.1 million increase in revenues. After an extended collaboration with the OUCC and the other stakeholders in the case, a settlement agreement was reached and filed with the IURC.  Today’s order, which approves that settlement agreement, provides for a $27.5 million increase, including the recovery of certain costs totaling $10.6 million that will be recovered through separate recovery mechanisms rather than base rates.  This decision is expected to result in bills increasing by less than 4 percent or about $3.50 per month for the typical residential customer.  The increase in revenues provided for in the order is based on an allowed return on equity (ROE) of 10.2 percent; cost recovery of increased operating and maintenance expenditures; a main replacement program to begin replacement of 245 miles of bare steel and cast iron pipelines; and recovery of gas costs relating to uncollected customer bills and unaccounted for gas costs. All gas costs will be recovered from customers through Vectren North’s existing gas cost adjustment (GCA) process on a dollar-for-dollar basis.

“The rate case is a necessary step in the utility’s effort to continue providing safe, reliable service,” said Vectren Chairman and CEO Niel C. Ellerbrook.  “Reliability requires investment in people and infrastructure. We now have an approved plan for initiating a comprehensive bare steel and cast iron main replacement program, as well as recognizing other fixed costs it takes to run the business.

“This change only impacts the distribution and service charges portion of the bill. The actual cost of natural gas continues to have the largest customer impact. We remain committed to providing the tools our customers need through our Conservation Connection program to drive total bills lower through reduced consumption,” Ellerbrook said.

The distribution and service charges line on the bill makes up only about 30 percent of a typical residential customer bill.  The cost of the natural gas commodity makes up about 70 percent of a typical bill.  The utility continues managing the gas cost by utilizing a portfolio hedging program to mitigate gas volatility on behalf of customers.  These gas costs are passed through to customers on a dollar-for-dollar basis through the state’s quarterly GCA regulatory review process.

About Vectren

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  The Company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  The Company's nonutility subsidiaries and affiliates currently offer energy- related products and services to customers throughout the Midwest and Southeast.  These include gas marketing and related services; coal production and sales; and energy infrastructure services.